GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT

CODE OF ETHICS

Incorporating

PERSONAL ACCOUNT DEALING RULES

Current as of February 26 2005

GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

Contents

Page
Employee Personal Account Dealing Rules
General Introduction	1
Difference in treatment of transactions in ‘securities’ and transactions in ‘packaged products’ • definition of ‘securities’ • definitions of ‘packaged products’	2
Requirements on joining Guinness Atkinson/Guinness Asset Management • initial declaration of security holdings • establishment of security dealing arrangements • exemptions to the general requirement to deal in-house	3
General restrictions on securities dealing	3
How to execute a security deal	5
After executing a security deal	6
How to execute a transaction in a packaged product	6
On-going and annual disclosure requirements	6
Failure to comply	6
Additions to / variations from the core rules by office	7
Other Ethical Issues
Inside Information	8
Confidentiality	8
Gifts and Entertainment • gifts - definition and approval process • entertainment - definition and approval process • method of notification	8
Reporting of violations	11
Appendices
1 - definitions 2 - gifts and entertainment declaration form	10 11

GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

EMPLOYEE PERSONAL ACCOUNT DEALING RULES

GENERAL INTRODUCTION

The GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT CODE of Ethics and Employee Personal Account Dealing Rules (“the Rules”) cover all GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT employees (and their affiliated persons) access persons and supervised persons worldwide (collectively, “Covered Persons”)_and agreement to observe them represents a term of each employee’s Contract of Employment. Non-compliance with the Rules will be regarded as a breach of that Contract of Employment and will be treated accordingly.

GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT aims in all areas of its business to maintain the highest standards and the Rules are based on a combination of the best industry practice in the various countries in which GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT operates. In particular the Rules incorporate the requirements of the US Investment Company Act of 1940, which has strict guidance on dealing for ‘access’ persons in relation to US investors, and the US Investment Advisers Act of 1940, which applies to the firm’s ‘supervised persons.’ The US requirements are felt to be appropriate for all GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Covered Persons worldwide. The definitions of ‘access’ person and ‘supervised person’ are shown at Appendix 1.

Covered Persons are permitted to engage in personal account dealings. However they are expected to accept that the nature of a financial services company’s relations with its clients must impose restrictions on the dealings in which Covered Persons can engage, the timing of those dealings, and the level of privacy which they can expect in those dealings and on-going security holdings.

Whilst the majority of the Rules relate to Personal Account Dealing, there are other areas where conflicts with clients’ interests may arise. Such ethical issues include the receipt and provision of Gifts and Entertainment from or to persons with whom we do business on behalf of clients (such as stockbrokers and financial intermediaries) and the possible receipt of Inside Information on companies which could effect the timing of investment decisions. These matters are covered in more detail in the final section of these Rules.

In general, GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT’s Covered Persons should at all times:

A.	place the interest of their clients first;

B.	conduct all personal securities transactions in a manner consistent with this Code of Ethics;

C.	avoid any actual or potential conflict of interest or any abuse of the individual’s position of trust and responsibility; and

D.	adhere to the fundamental standard that GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT personnel should not take inappropriate advantage of their positions; and

E.	comply with the applicable US federal securities laws (as defined in Appendix 1) and applicable laws of other jurisdictions governing GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT’s activities.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT is required to provide each of its Covered Persons with a copy of this Code of Ethics and any amendments. Each Covered Person must provide GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT with a written acknowledgment of his or her receipt of this Code and any amendments.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

DIFFERENCE IN TREATMENT OF TRANSACTIONS IN ‘SECURITIES’ AND ‘PACKAGED PRODUCTS’

Throughout the Rules there is a distinction between transactions in ‘securities’ and transactions in ‘packaged products’.

‘Securities’

Holdings of company stock (including investment trusts) or bonds or other such instruments (including futures, options and commodities) whether held directly or through non-discretionary/execution-only arrangements with in-house or external Private Client, stock-broker or PEP/ISA/Pension providers fall into the ‘security’ category.

Security transactions (direct or indirect via lump sum or regular savings) are covered by these Rules.

There is an exception made for investment trust savings schemes (in-house or external) which will be treated as ‘packaged products’. This exception is made due to the employee having no influence over the timing of the regular savings instalments and the relatively small amounts involved which would not impact the market price. Other direct investments into investment trusts remain within the definition of ‘securities’.

If a Covered Person acquires securities in cases in which the issuer offers a dividend re-investment service, and the initial approval or notification of initial holdings notes this fact, it will not be necessary for the Covered Person to subsequently re-apply for permission each time the Person becomes aware that the relevant security goes ex dividend.

‘Packaged products’

Holdings in in-house and external unit trusts, funds or unitised PEP/ISA/Pension products plus investment trust savings schemes fall into the ‘packaged products’ category.

Transactions in packaged products are recognised as generally being a step away from actual specific security holdings decisions and / or there being no influence possible over the time of dealing due to the strict terms of the product. A general permission is granted by the Chief Executive to deal in such products without having to adhere to the detail of these Rules.

Transactions in packaged products may therefore be dealt direct with the provider whether in-house or third party.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

REQUIREMENTS ON JOINING GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT
Initial declaration of security holdings and brokers

On becoming a Covered Person of GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT, the Person is required to provide to the local Compliance Officer a statement of all securities that the Person and the Person’s holds beneficially, together with the name of any broker, dealer or bank with which the Person maintains an account in which any securities are held for the Person’s direct or indirect benefit.

New Covered Persons are required to provide this information within 10 days of becoming a Covered Person.

The Compliance Officer will review this information and will treat it in a confidential manner with access generally only being necessary by compliance staff and senior management. However, complete privacy cannot be guaranteed to employees, as GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT believes openness is the best safeguard against any possible accusations of conflicts of personal dealing with respect to the assets of clients, whose interests must always be prioritised.

Existing broker relationships and establishment of any new security dealing arrangements

It is the responsibility of the employee to ensure that the brokers used are able and willing to provide copy contract notes for all deals transacted to the Compliance Officer at Hamilton Lunn, these may be sent by e-mail if preferred by the organisation to COMPLIANCE@GAFUNDS.COM.
.

Details of any new broker with whom it is proposed to open an account must be supplied to the Compliance Officer at Hamilton Lunn in advance of the account being established together with details of account numbers etc when known.

The requirement of the broker to provide copy contract notes will be independently confirmed by the Compliance Officer with the broker’s own Compliance team. If, for any reason, the arrangement should fail, it is the responsibility of the employee to provide copy contract notes on request by the Compliance Officer. If the arrangement with a broker fails on a repeated or constant basis the Compliance Officer may advise the employee to stop using the particular broker. The Compliance Officer may, in addition request other information regarding an employee’s accounts, such as regular portfolio listings.

Employees with discretionary mandates at other fund management houses or who act in the role of trustee or beneficiary of a trust where they are not involved in making investment decisions will not be required to get pre-approval for all security transactions within such a portfolio, but they must obtain and disclose trading and portfolio statements to the local Compliance Officer on an at least quarterly basis.

GENERAL RESTRICTIONS ON SECURITIES DEALING

The overriding principle in the Rules is that client orders will always take preference over staff deals but the following specific restrictions must be adhered to:-

•	All approvals for proposed staff deals in a stock where a client has already dealt that day, or where a client deal is subsequently made before the approval of the staff deal is completed, will be held over for approval to the next business day to reduce the possibility of same day conflict. If a staff deal has been approved and dealt and a client deal is subsequently made then both deals will be monitored for any possible conflict.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

•	If approvals are given the deal should be transacted as soon as possible and no later than the same day. If it is not possible to complete a deal on the day when approvals are given, then the approvals lapse and the staff member must re-seek approval the next day or on the day when they are next likely to be able to transact the deal.

•	Stock and / or cash must always be available, or due to be available, in the employee's account at their broker before a deal can be approved: no speculative transactions are allowed.

•	Individual short-term trades are permitted. However short-term trading (being a repeated pattern of short-term trades) is prohibited as it potentially conflicts with client interests. The Compliance officer will monitor deals and query if “buy-and-sell” or “sell-and-buy” transactions falls within 60 days of each other. Any repeated pattern of short-term trades will be referred to the individual’s line manager.

•	Covered Persons must not effect transactions where their personal interest conflicts in any way with the interests of GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Group clients.

•	Covered Persons must not effect transactions in securities in which they are restricted by virtue of directorships, which they hold in other companies. GUINNESS ATKINSON / GUINNESS ASSET MANAGEMENT are unlikely to be aware of such restrictions accordingly the obligation to act properly will vest with the employee.

•	Covered Persons must not effect transactions when they are knowingly in possession of information which is not public and which, if publicly available, might materially affect the price of the investment.

•	Covered Persons must not take personal advantage of any investment, which may be offered to them by virtue of their employment with GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT.

•	Other than in the performance of their job, employees may not pass confidential information to any other person or advise or influence any other person to effect transactions in investments in which the employee is prohibited from dealing..

•	Covered Persons who acquire shares in a private placing or company or sit on an external board of directors or trustees must notify the Compliance Officer and Boards of GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT . Full disclosure of such share holdings must be made to the Compliance Officer at any time on request or as soon as the employee is aware of a possible conflict.

•	Covered Persons may not re-allocate securities bought in their own name or that of an affiliated person (without the prior approval of the local Compliance Officer) and nor may they arrange for anyone to participate in a multiple transaction on their behalf.

•	Covered Persons may not enter into transactions with clients (except relatives), as all client deals must be seen to be at the best market rate.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

•	Covered Persons must not enter into speculative deals or into any deal they cannot or might not be able to settle, e.g. writing options, commodity futures, etc. to an amount where they might not be able to settle.

•	Covered Persons may buy futures contracts but not in individual stock lines. They are again reminded of the requirement not to take themselves into financial difficulties.

•	Covered Persons may enter into ‘spread-betting’ arrangements through bodies such as IG Index but exposure must not be stock specific but rather to a general index or range of commodities or currencies.

Covered Persons are reminded that futures or ‘spread-betting’ arrangements in specific stocks are not allowed as they could be seen as a means of avoiding other requirements within this Code.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

HOW TO EXECUTE A SECURITY DEAL (including direct investment trust and indirect security holdings via single company or equity PEPs/ISAs etc)

•	A Covered Person wishing to deal must complete a staff order form (a copy of the form is available under: GAAM\COMPLIANCE\FORMS\PAD Staff Order Form) in full, including name of proposed broker, and e-mail it for approval to the compliance officer. Staff members must be aware that approval for their deal may be held over to the next business day after receipt if a client deal has already taken place in the same stock that day or is subsequently implemented before the approval process for the staff deal is completed. If the compliance officer is unavailable then approval must be sought from Edmund Harriss or Tim Guinness and the approved request submitted to the compliance officer for subsequent review.

•	The Compliance Officer will firstly check the deal against the list of restricted stocks that may exist. (normally from outside directorships etc)

•	Permission to trade may be extended by the Compliance Officer as required should the trade not be executed during the day in which approval was first given.

•	The Compliance Officer will then review client deals over the last fifteen days for any deals in the same stock and if such deals exist approval for the employee deal will be delayed until those client deals have cleared and a minimum of 5 working days have passed since the last client deal.

•	A waiver of the historic five day rule may only be applied at the discretion of the chief executive for proposed deals in securities of liquid companies within the FTSE-100, DAX 30, CAC 40, S&P 100 AND NASDAQ 100 so long as there could be no possible conflict with a client deal.

•	If there are / were no client deals within the period or currently in existence then the Compliance Officer will authorise the proposed staff order form and refer the employee to Tim Guinness (or in his case Edmund Harriss). However if no contact can be made the proposed deal will have to be delayed until the relevant investment authoriser is available.

•	The relevant investment authoriser will identify any client deals already scheduled to take place within the next five days. If there are any such client deals proposed the approval of the employee’s deal must wait until the client deals have been cleared and a minimum of five days have passed before the employee deal is re-presented to the Compliance Officer for approval.

•	A similar waiver to that provided by the Compliance Officer to the historic 5 day rule may be applied at the discretion of the relevant investment authoriser to the forward-looking 5 day rule only for approvals for proposed deals in the securities of liquid companies within the FTSE-100, DAX 30, CAC 40, S&P 100 AND NASDAQ 100.

•	If there are no imminent client deals then the relevant investment authoriser will authorise the staff order form for the employee.

•	The employee is then to place their deal with their broker as soon as possible and no later than the same day. If it is not possible to complete a deal on the day when approvals are given, then the approvals lapse and the staff member must re-seek approval the next day or on the day when they are next likely to be able to transact the deal.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

•	Email records of all authorisations must be copied to the Compliance Officer for his records.

AFTER EXECUTING A SECURITY DEAL

Covered Persons are encouraged to adhere to the best practice principle that all security dealing should be for long-term investment purposes rather than short-term trading profits.

Whilst no minimum period is stipulated for the holding of securities, the Compliance Officer reviews copy contract notes on receipt and staff order forms on a regular basis and will carry out checks for short-term dealing, front-running, incorrect approvals etc. Short-terms trades will be queried with the employee concerned.

Any suspected patterns of short-term trading will be investigated with the employee and their head of department before any corrective action might be decided upon.

HOW TO EXECUTE A TRANSACTION IN A PACKAGED PRODUCT

To execute a transaction in a packaged product investment managed by GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT an employee must complete the relevant application form like any other investor. Copy contract notes should be provided to the local Compliance Officer .

A transaction in an external provider’s packaged product may be dealt directly with that provider by the employee.

No prior approval or annual disclosure is required for investments in packaged products, except that employees must: (1) obtain prior approval to engage in any transaction involving mutual funds managed by GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT (other than transactions effected pursuant to regular periodic purchase or redemption of fixed U.S. dollar amounts of such Funds or automatic dividend reinvestment transactions); and (2) annually disclose their holdings in all mutual funds.

ON-GOING AND ANNUAL DISCLOSURE REQUIREMENTS

As mentioned above the Compliance Officer will perform regular reviews of personal account dealing and where there are missing documents or queries on the timing of transactions these matters will be discussed with the relevant employee so that copies or further clarification can be provided.

On an annual basis all Covered Persons will be required to complete a disclosure of their security holdings (including holdings of mutual funds) and discretionary or other linked accounts as at 31 December and to sign a declaration that they have complied with the Rules over the period since their initial/last declaration.

The Compliance Officer will review this information and will be treat it in a confidential manner with access generally only being necessary by compliance staff and senior management. However complete privacy cannot be guaranteed to employees as GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT believes openness is the best safeguard against any possible accusations of conflicts of personal dealing with that of clients, whose interests must always be prioritised.

FAILURE TO COMPLY

Failure by any member of staff to comply with any of the requirements of these Rules will be treated very seriously.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

ADDITIONS TO / VARIATIONS FROM THE CORE RULES BY OFFICE

London: -                                      full Rules apply,

USA: -         full Rules apply, the Compliance Officer for the

Purpose of the Rules is Jim Atkinson and he will copy his records to the Guinness Atkins UK Branch Compliance Officer.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

OTHER ETHICAL ISSUES

GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT expects professional ethical behaviour from its employees and brings particular matters to their attention: -

Inside Information

•	It is an offence under criminal law, and a breach of our fiduciary duties to our clients, for an employee to deal in securities of a company, or to encourage another person to do so, when that employee knowingly has inside information in relation to that company, which if publicly known would have a significant effect on the price of its securities.

•	An employee using inside information to his advantage would be guilty of using information gained through his employment for reasons other than those connected with his employment and of gaining advantage personally ahead of the interests of his or the Company’s clients.

•	The offence is punishable by dismissal, a fine and/or imprisonment

Confidentiality

With effect from the date of employment all employees undertake to GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT to maintain the confidentiality of its clients and its investment dealings. All employees undertake not to disclose any information regarding GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT ’s clients nor any information relating to the investment of those clients funds to any third party or any persons not employed within GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT for any purposes other than carrying on GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT’s business.

Gifts and Entertainment

Great importance is placed on this area by the regulators who are concerned that financial services companies do not induce intermediaries to do business with them or are themselves induced to do business with companies or stockbrokers through provision or receipt of unnecessarily lavish gifts or entertainment.

We must take care that their rules are not contravened but also look at the practicalities of how we achieve this objective and how we monitor that compliance.
Gifts (defined as wine, port and stilton sets, pictures etc.)

•	All relevant gifts received should be notified in writing to the Compliance Officer immediately using the form at Appendix 2.

•	Details of all relevant gifts made by GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT must be notified to local compliance.

•	A relevant gift is one over £100 in value.

•	If the individual value of such gifts is likely to be in excess of £500 then the proposal must be pre-approved by Tim Guinness or Jim Atkinson or the Compliance Officer.

•	Entertainment (defined as lunch, a day’s shooting, racing, cricket, rugby etc)

Entertainment has to be assessed as to whether it is “normal and reasonable” and here we apply the “wow!” factor.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

•	Most lunches with stockbrokers or IFAs etc are probably fairly routine and so need not be pre-approved or declared to local compliance.

•	However the provision of a day’s entertainment out of the office (whether it be at the races, cricket, rugby or tennis), or an extravagant lunch or dinner, or tickets to a show could be seen as unusual, a bonus to the relationship, and a possible inducement to continuing, or commencing, business.

•	Therefore such entertainment should be declared to the Compliance Officer on the form at appendix 2.

•	Any entertainment offered to you likely to be worth in excess of £500 must be pre-cleared by Tim Guinness or Jim Atkinson or the Compliance Officer,.

•	A research trip must be purely that and if any element of a trip could be seen as social rather than business then it must be cleared in advance by Tim Guinness or Jim Atkinson or the Compliance Officer or the Compliance Officer.

•	Details of all entertainment apart from a business lunch/dinner provided to stockbrokers or IFAs must be declared to the Compliance Officer.

•	Any entertainment to be offered which is likely to cost in excess of £500 per individual must be pre-cleared by Tim Guinness or Jim Atkinson or the Compliance Officer.

•	Any proposals to attend or arrange seminars with intermediaries should be viewed in light of the regulators’ requirements and cleared with Tim Guinness or Jim Atkinson or the Compliance Officer.

Method of notification

All relevant gifts and relevant entertainment received must be declared on the form at Appendix 2. Where gifts or entertainment to be provided requires pre-approval the details should be provided to Tim Guinness or Jim Atkinson or the Compliance Officer in writing specifically requesting approval.

Compliance Officer action

The information supplied will be summarised and monitored to ensure that we are not exceeding the limits and spirit of the rules as given above. Any excesses will be discussed with the individual and Tim Guinness or Jim Atkinson or the Compliance Officer and corrective action may be required.

Reporting of violations

Each Covered Person shall promptly report any violations of this Code to the Compliance Officer.. GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT shall take action against any employee, access person, or supervised Person that seeks retaliation against another for reporting violations of this Code of Ethics.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules

APPENDIX 1

Access person

‘Access’ persons and their affiliated persons includes:-

•	the employee himself;

•	members of immediate family who live the same household or are financially dependent;

•	any account for which any of the above persons are custodian, trustee or otherwise act in a fiduciary capacity or have authority to make investment decisions or from time to time give investment advice;

•	any partnership, corporation, joint venture, trust or other entity of which any of the above persons are an executive partner or executive director or other executive or have a 10% or more direct or indirect interest.

Within GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT an ‘access’ person is: -

•	any person employed in the US;
•	a director or officer of GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT
•	a fund manager for a US mutual fund or client; and
•	all other staff who have knowledge of or can gain access to investment information on those US mutual funds and clients

Supervised person

‘Supervised’ person includes any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT, or other person who provides investment advice on behalf of GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT and is subject to the supervision and control of GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT.

US federal securities laws

‘US federal securities laws’ means the US Securities Act of 1933, the US Securities Exchange Act of 1934, the US Sarbanes-Oxley Act of 2002, the US Investment Company Act of 1940, the US Investment Advisers Act of 1940, the customer privacy provisions of the US Gramm-Leach-Bliley Act, the anti-money laundering provisions of the US Bank Secrecy Act and any related rules.

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GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT Code of Ethics incorporating Personal Account Dealing Rules ref no. ___
GUINNESS ATKINSON/GUINNESS ASSET MANAGEMENT

FSA GIFTS AND ENTERTAINMENT REGISTER

Instructions for use:-

This form should be used for notifications of receipt or provision of Gifts and Entertainment from or to stockbrokers and financial intermediaries and comprises the primary record for the register.
Please complete all details and where necessary obtain the clearance signatures requested in the first part of the form and once the gift/entertainment is given/received pass immediately to the Compliance Officer who will then complete the shaded areas.
Narrative	Details
Name of person completing form		Date:
Description of Gift or Entertainment:-
Tick as appropriate	Received ______	Provided _______
Estimated market value (i.e. per person)
If any £500 gift is provided pre clearances are required	Line Manager:	Compliance:
Any entertainment offered by you or to you in excess of £500 requires pre clearance	Line Manager: Compliance:
Company or person the Gift or Entertainment was provided by/to:- (attach schedule if necessary)
Date the Gift or Entertainment was received/given:-
Signature:	Compliance Review:	Initials:
Date:
Entry referenced and added to monthly summary	Yes /No
If a gift check if over £500 pa	Yes/No/ N/a
Any further action required?	Yes (give details) /No
Results of further action
Register entry complete		Initials: